Exhibit 99.1
The Timken Company
Media Contact: Jeff Dafler
Manager — Global Media &
Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Director — Capital Markets & Investor
Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
Timken Reports Record Third-Quarter
Earnings
Company reaffirms record full-year earnings outlook
     CANTON, Ohio — Oct. 24, 2008 — The Timken Company (NYSE: TKR) today reported record third-quarter sales of $1.48 billion, an increase of 18 percent over the same period a year ago. During the quarter, the company benefited from the favorable impact of surcharges, pricing and currency, as well as acquisitions that serve the aerospace and energy market sectors. Strong sales in global industrial markets largely offset the impact of weaker automotive demand.
     Third-quarter income from continuing operations was $130.4 million, or $1.35 per diluted share, compared to $41.2 million, or $0.43 per diluted share, in the third quarter a year ago. Excluding special items, income from continuing operations increased 179 percent to $135.8 million, or $1.41 per diluted share, in the third quarter of 2008, compared to $48.6 million, or $0.51 per diluted share, in the third quarter of 2007. Third-quarter earnings exceeded the company’s prior estimate of $1.00 to $1.10, principally due to the impact of last-in, first-out (LIFO) accounting, resulting from projected lower raw-material costs, and the timing of raw-material cost recovery.
     The record quarterly earnings benefited from raw-material surcharges, pricing and mix, as well as income from LIFO. These benefits were partially offset by higher manufacturing, logistics and material costs in the quarter compared to a year ago. Third-quarter special items, net of tax, included manufacturing rationalization, impairment and restructuring charges totaling $5.4 million, compared to $7.4 million of similar charges in the third quarter of 2007.

     “Our strategy of shifting our portfolio toward more attractive global industrial markets is clearly delivering results,” said James W. Griffith, Timken’s president and chief executive officer. “While the economy today is unsettled, we still see strong demand for our products from aerospace, energy and heavy industry market sectors, as well as growth in Asia. We continue to take actions to deal with declining automotive demand. Our company is well-positioned to navigate the uncertain markets we face.”
     During the quarter, the company:
•	Invested $14 million in a new thermal treatment facility at its steel plant in Canton, Ohio, that will increase capacity primarily suited for use in the energy and industrial market sectors;

•	Began production of large-bore bearings at its plant in Wuxi, China, to serve customers in key market sectors including cement, mining, wind energy and rail; and

•	Received an improved corporate debt rating from Moody’s Investors Service of “Baa3” (investment grade), reflecting the company’s strong financial performance and balance sheet.
     Total debt at Sept. 30, 2008, was $739.2 million, or 25.1 percent of capital. Net debt at Sept. 30, 2008, was $644.5 million, or 22.6 percent of capital, compared to $693.0 million, or 26.1 percent of capital, at Dec. 31, 2007. The decrease in net debt reflects strong operating cash flow.
     In addition to cash and cash equivalents of $94.7 million at Sept. 30, 2008, the company has liquidity available under a $500 million senior credit facility and a $200 million accounts-receivable securitization program. Availability under these committed facilities totaled $563.5 million at Sept. 30, 2008. The company expects to generate positive free cash flow for the remainder of the year and to end 2008 with lower net debt and leverage than last year, providing additional financial capacity to pursue strategic investments.
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     For the first nine months of 2008, sales were $4.45 billion, an increase of 14 percent from the same period in 2007. Income from continuing operations per diluted share for the first nine months of 2008 was $3.15, compared to $1.79 last year. Special items, net of tax, in the first nine months of 2008 totaled $3.3 million of expense compared to $9.7 million of expense in the prior-year period. These special items included charges related to restructuring, rationalization and impairment, partially offset by a gain on a real-estate divestment associated with a prior plant closure. Excluding special items, income from continuing operations per diluted share in the first nine months of 2008 increased 69 percent to $3.19, versus $1.89 in the same period a year ago.
     During the first nine months of 2008, the company benefited from strong industrial market demand, pricing, surcharges, mix and currency, which were partially offset by higher raw-material costs and related LIFO charges, and the impact of lower automotive demand.
Bearings and Power Transmission Group Results
     The Bearings and Power Transmission Group had third-quarter sales of $1.00 billion, up 8 percent from $918 million for the same period last year. The group benefited from strong markets within its Process Industries and Aerospace and Defense segments, while Mobile Industries markets were weaker. The group benefited from the favorable impact of the Purdy acquisition, pricing and currency, which were partially offset by weaker demand in the Mobile Industries segment.
     Bearings and Power Transmission Group earnings before interest and taxes (EBIT) for the third quarter were $98.8 million, up 123 percent from $44.2 million in the third quarter of 2007, benefiting from strong global industrial demand, pricing, shifting capacity to more profitable segments and currency, which were partially offset by high material costs and weakness in automotive markets. The group also experienced higher manufacturing costs associated with serving strong industrial demand, compared to the year-ago period.
The Timken Company

     For the first nine months of 2008, Bearings and Power Transmission Group sales were $3.11 billion, up 10 percent from the same period a year ago. EBIT for the first nine months of 2008 was $282.4 million, or 9.1 percent of sales, compared to EBIT of $165.9 million, or 5.9 percent of sales, in the first nine months of 2007.
Mobile Industries Segment Results
     In the third quarter, Mobile Industries sales were $539.0 million, a decrease of 8 percent from $586.7 million for the same period a year ago. Sales declined as a result of lower demand from the North American and European light-vehicle market sectors. Stronger demand in the heavy-truck and off-highway market sectors and pricing partially offset the drop in light-vehicle demand.
     Third-quarter 2008 EBIT was $4.7 million, down 55 percent from $10.4 million in the third quarter of 2007. Results benefited from pricing and mix, which were more than offset by higher material and logistics costs, and the underutilization of manufacturing capacity due to lower demand. In addition, the company continued to increase its accounts-receivable reserves for automotive customers. During the quarter, the company further reduced total employment levels and temporarily idled factories beyond normal seasonal shutdowns in response to weakness in demand.
     For the first nine months of 2008, Mobile Industries sales of $1.80 billion were down 1 percent from the same period a year ago. EBIT for the first nine months of 2008 was $45.6 million, or 2.5 percent of sales, compared to EBIT of $55.9 million, or 3.1 percent of sales, in the first nine months of 2007.
     The company expects fourth-quarter 2008 Mobile Industries performance to be below the prior-year period, as lower demand in the light-vehicle and rail market sectors and higher raw-material costs are anticipated to more than offset strong pricing compared to 2007. The company expects full-year results to be below 2007 levels for the Mobile Industries segment.
Process Industries Segment Results
     Process Industries had third-quarter sales of $346.3 million, up 33 percent from $260.7 million for the same period a year ago. The increase was driven by strong
The Timken Company

demand across broad industrial market sectors, which was supplied through new capacity coming online and shifting capacity from other market sectors. In addition, the company benefited from strong pricing and currency.
     Third-quarter EBIT was $81.7 million, up 144 percent from $33.4 million in the prior-year period. EBIT benefited from strong volume, increased capacity for large-bore products and pricing, partially offset by higher raw-material and manufacturing costs.
     For the first nine months of 2008, Process Industries sales were $987.3 million, up 27 percent from the same period a year ago. EBIT for the first nine months of 2008 was $205.1 million, or 20.8 percent of sales, compared to EBIT of $98.8 million, or 12.7 percent of sales, in the first nine months of 2007.
     Timken expects to see increased sales and earnings in the Process Industries segment during the fourth-quarter of 2008 compared to 2007, driven by end-market demand, increased capacity and improved pricing.
Aerospace and Defense Segment Results
     Aerospace and Defense had third-quarter sales of $110.0 million, up 56 percent from $70.4 million for the same period last year. Approximately half of the increase in sales was driven by the Purdy acquisition, completed in the fourth quarter of last year, with the remainder due to strong demand and favorable pricing.
     Third-quarter EBIT was $12.5 million, up significantly from $0.4 million in the prior-year period. Performance benefited from the Purdy acquisition, pricing, volume and improved manufacturing productivity, partially offset by investments in capacity expansions, including the aerospace and precision products plant in Chengdu, China.
     For the first nine months of 2008, Aerospace and Defense sales were $317.8 million, up 45 percent from the same period a year ago. The Purdy acquisition accounted for approximately 60 percent of the sales increase. EBIT for the first nine months of 2008 was $31.8 million, or 10.0 percent of sales, compared to EBIT of $11.1 million, or 5.1 percent of sales, in the first nine months of 2007.
The Timken Company

     Timken expects aerospace demand to remain strong during the fourth quarter and earnings to be comparable with the same period last year.
Steel Group Results
     In the third quarter, sales for the Steel Group, including inter-group sales, were $536.5 million, an increase of 41 percent from $381.1 million for the same period last year. The increase was driven by raw-material surcharges, the impact of the Boring Specialties acquisition completed in the first quarter of 2008, and favorable mix as a result of higher demand across all market sectors, except automotive.
     Third-quarter EBIT was $133.8 million, up 156 percent from $52.3 million in the prior-year period. Compared to the same period a year ago, results benefited from the timing of surcharges in excess of raw-material costs, and better mix. The rapid decline in material costs at the end of the third quarter resulted in LIFO income, compared to LIFO expense in the third quarter of 2007. These factors more than offset weaker automotive demand and the impact of inflation.
     For the first nine months of 2008, Steel Group sales were $1.48 billion, up 25 percent over the first nine months of last year. EBIT for the first nine months of 2008 was $267.5 million, or 18.1 percent of sales, compared to EBIT of $183.7 million, or 15.5 percent of sales in the same period last year.
     The company anticipates fourth-quarter Steel Group performance to be below the prior-year period due primarily to raw-material costs not fully offset by surcharges during the quarter and the impact of lower automotive production volumes. The negative impact from material cost recovery is due to timing, as the company benefited from surcharges in excess of its material costs in the third quarter of 2008.
Outlook
     The global economic outlook continues to soften, while credit markets are expected to remain constrained. The company is seeing weakness in its North American and Western European markets, while demand in Asia continues to grow
The Timken Company

at a slower pace. Demand for the company’s products in aerospace, energy and heavy industry markets remains relatively strong on a global basis.
     The company expects earnings per diluted share for 2008, excluding special items, to be $3.35 to $3.45 for the year and $0.16 to $0.26 for the fourth quarter, compared to $2.40 and $0.51, respectively, for the same periods in 2007. Fourth-quarter expectations are below the company’s previous estimate due primarily to the timing of raw-material cost recovery in the Steel Group, which benefited the third quarter, and weaker automotive demand for both Steel and Mobile Industries. The company has reaffirmed its expectation for record full-year earnings.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Friday, Oct. 24, 2008 9 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975 (Call in 10 minutes prior to be included.) Conference ID: 24735640

Replay Dial-In through Nov. 3, 2008: 800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors
About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.2 billion in 2007, operations in 27 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the future performance of the specific reporting segments and the company’s financial performance, including the information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company’s financial
The Timken Company

statements for the third quarter of 2008; fluctuations in raw-material and energy costs and their impact on the operation of the company’s surcharge mechanisms; the impact of the company’s LIFO accounting; the company’s ability to respond to the changes in its end markets that could affect demand for the company’s products, especially in the automotive industry; changes in the global economic and financial markets; changes in the financial health of the company’s customers; changes in the expected costs associated with product warranty claims; the impact on operations of general economic conditions, higher raw-material and energy costs, fluctuations in customer demand; and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the implementation of its Mobile Industries Segment restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007, page 40 and in the company’s Form 10-Q for the quarter ended June 30, 2008. The company undertakes no obligation to update or revise any forward-looking statement.
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The Timken Company

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
			Nine Months	Nine Months			Nine Months	Nine Months
(Dollars in thousands, except share data)	Q3 2008	Q3 2007	2008	2007	Q3 2008	Q3 2007	2008	2007

Net sales	$1,482,684	$1,261,239	$4,452,903	$3,894,983	$1,482,684	$1,261,239	$4,452,903	$3,894,983
Cost of products sold	1,075,595	1,005,448	3,388,291	3,072,631	1,075,595	1,005,448	3,388,291	3,072,631
Manufacturing rationalization/reorganization expenses — cost of products sold	333	5,382	2,575	27,945	—	—	—	—

Gross Profit	$406,756	$250,409	$1,062,037	$794,407	$407,089	$255,791	$1,064,612	$822,352
Selling, administrative & general expenses (SG&A)	194,027	169,989	566,517	511,942	194,027	169,989	566,517	511,942
Manufacturing rationalization/reorganization expenses — SG&A	(369)	852	1,690	2,831	—	—	—	—
(Gain) loss on divestitures	—	152	(8)	468	—	—	—	—
Impairment and restructuring	3,330	11,840	8,013	32,870	—	—	—	—

Operating Income	$209,768	$67,576	$485,825	$246,296	$213,062	$85,802	$498,095	$310,410
Other (expense)	(683)	(3,933)	(8,325)	(10,753)	(683)	(3,933)	(8,325)	(10,753)
Special items — other (expense) income	(558)	983	19,987	3,355	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$208,527	$64,626	$497,487	$238,898	$212,379	$81,869	$489,770	$299,657
Interest expense, net	(9,630)	(8,317)	(29,357)	(24,886)	(9,630)	(8,317)	(29,357)	(24,886)

Income From Continuing Operations Before Income Taxes	198,897	56,309	468,130	214,012	202,749	73,552	460,413	274,771
Provision for income taxes	68,484	15,066	164,309	42,914	66,922	24,954	153,317	93,972

Income From Continuing Operations	$130,413	$41,243	$303,821	$171,098	$135,827	$48,598	$307,096	$180,799

Income from discontinued operations net of income taxes, special items (3)	—	—	—	665	—	—	—	—

Net Income	$130,413	$41,243	$303,821	$171,763	$135,827	$48,598	$307,096	$180,799

Earnings Per Share — Continuing Operations	$1.36	$0.43	$3.18	$1.81	$1.42	$0.51	$3.21	$1.91
Earnings Per Share — Discontinued Operations	—	—	—	0.01	—	—	—	—

Earnings Per Share	$1.36	$0.43	$3.18	$1.82	$1.42	$0.51	$3.21	$1.91

Diluted Earnings Per Share — Continuing Operations	$1.35	$0.43	$3.15	$1.79	$1.41	$0.51	$3.19	$1.89
Diluted Earnings Per Share — Discontinued Operations	—	—	—	0.01	—	—	—	—

Diluted Earnings Per Share	$1.35	$0.43	$3.15	$1.80	$1.41	$0.51	$3.19	$1.89

Average Shares Outstanding	95,878,978	95,029,369	95,574,420	94,494,531	95,878,978	95,029,369	95,574,420	94,494,531
Average Shares Outstanding-assuming dilution	96,468,621	96,095,860	96,314,814	95,483,420	96,468,621	96,095,860	96,314,814	95,483,420

BUSINESS SEGMENTS

			Nine Months	Nine Months
(Dollars in thousands) (Unaudited)	Q3 2008	Q3 2007	2008	2007

Mobile Industries Segment
Net sales to external customers	$538,967	$586,736	$1,802,457	$1,828,688
Adjusted earnings (loss) before interest and taxes (EBIT)(2)	4,673	10,401	45,599	$55,905
Adjusted EBIT Margin (2)	0.9%	1.8%	2.5%	3.1%

Process Industries Segment
Net sales to external customers	$345,482	$260,062	$985,198	$774,676
Intergroup sales	784	600	2,063	1,451

Total net sales	$346,266	$260,662	$987,261	$776,127
Adjusted earnings before interest and taxes (EBIT) (2)	81,678	33,414	205,056	$98,837
Adjusted EBIT Margin (2)	23.6%	12.8%	20.8%	12.7%

Aerospace and Defense Segment
Net sales to external customers	$109,987	$70,429	$317,795	$218,513
Adjusted earnings before interest and taxes (EBIT) (2)	12,489	425	31,792	$11,117
Adjusted EBIT Margin (2)	11.4%	0.6%	10.0%	5.1%

Total Bearings and Power Transmission Group
Net sales to external customers	$994,436	$917,227	$3,105,450	$2,821,877
Intergroup sales	784	600	2,063	1,451

Total net sales	$995,220	$917,827	$3,107,513	$2,823,328
Adjusted earnings before interest and taxes (EBIT) (2)	98,840	44,240	282,447	165,859
Adjusted EBIT Margin (2)	9.9%	4.8%	9.1%	5.9%

Steel Group (3)
Net sales to external customers	$488,248	$344,012	$1,347,453	$1,073,106
Intergroup sales	48,291	37,100	133,002	109,067

Total net sales	$536,539	$381,112	$1,480,455	$1,182,173
Adjusted earnings before interest and taxes (EBIT) (2)	133,802	52,278	267,499	183,692
Adjusted EBIT Margin (2)	24.9%	13.7%	18.1%	15.5%

Unallocated corporate expense	(19,039)	(14,370)	(54,767)	(48,124)

Intergroup eliminations income (expense) (4)	($1,224)	($279)	($5,409)	(1,770)

Consolidated
Net sales to external customers	$1,482,684	$1,261,239	$4,452,903	$3,894,983
Adjusted earnings before interest and taxes (EBIT) (2)	$212,379	$81,869	$489,770	$299,657
Adjusted EBIT Margin (2)	14.3%	6.5%	11.0%	7.7%

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisionsconcerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Discontinued Operations reflects the Dec. 8, 2006 sale of Timken Latrobe Steel. Steel Group Net sales and Adjusted EBIT have been changed to exclude Timken Latrobe Steel for all periods. Income From Discontinued Operations Net of Income Taxes, Special Items includes the gain on sale.

(4)	Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group.

Reconciliation of GAAP net income and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Third Quarter				Nine Months
	2008		2007		2008		2007
(Dollars in thousands, except per share data) (Unaudited)	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net income	$130,413	$1.35	$41,243	$0.43	$303,821	$3.15	$171,763	$1.80

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	333	—	5,382	0.06	2,575	0.03	27,945	0.29
Manufacturing rationalization/reorganization expenses — SG&A	(369)	—	852	0.01	1,690	0.02	2,831	0.03
(Gain) loss on divestiture	—	—	152	—	(8)	—	468	—
Impairment and restructuring	3,330	0.03	11,840	0.12	8,013	0.08	32,870	0.34
Special items — other expense (income)	558	0.01	(983)	(0.01)	(19,987)	(0.21)	(3,355)	(0.04)
Provision for income taxes (2)	1,562	0.02	(9,888)	(0.10)	10,992	0.11	(51,058)	(0.53)
Income from discontinued operations net of income taxes, special items (3)	—	—	—	—	—	—	(665)	(0.01)

Adjusted net income	$135,827	$1.41	$48,598	$0.51	$307,096	$3.19	$180,799	$1.89

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the tax effect of pre-tax special items on our effective tax rate, as well as the impact of discrete tax items recorded during the respective periods.

(3)	Discontinued Operations relates to the sale of Latrobe Steel on Dec. 8, 2006.

Reconciliation of GAAP income from continuing operations and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted income from continuing operations and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Third Quarter				Nine Months
	2008		2007		2008		2007
(Dollars in thousands, except per share data) (Unaudited)	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Income from continuing operations	$130,413	$1.35	$41,243	$0.43	$303,821	$3.15	$171,098	$1.79

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	333	—	5,382	0.06	2,575	0.03	27,945	0.29
Manufacturing rationalization/reorganization expenses — SG&A	(369)	—	852	0.01	1,690	0.02	2,831	0.03
(Gain) loss on divestiture	—	—	152	—	(8)	—	468	—
Impairment and restructuring	3,330	0.03	11,840	0.12	8,013	0.08	32,870	0.34
Special items — other expense (income)	558	0.01	(983)	(0.01)	(19,987)	(0.21)	(3,355)	(0.04)
Provision for income taxes (2)	1,562	0.02	(9,888)	(0.10)	10,992	0.11	(51,058)	(0.53)

Adjusted income from continuing operations	$135,827	$1.41	$48,598	$0.51	$307,096	$3.19	$180,799	$1.89

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the tax effect of pre-tax special items on our effective tax rate, as well as the impact of discrete tax items recorded during the respective periods.
Reconciliation of Outlook Information.
Expected earnings per diluted share for the 2008 full year exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2008 and if so, in what amount.

Reconciliation of GAAP Income from Continuing Operations before Income Taxes
This reconciliation is provided as additional relevant information about the company’s performance. Management believes Consolidated adjusted earnings before interest and taxes (EBIT) and Total Bearings and Power Transmission Group adjusted EBIT are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP Income from Continuing Operations before Income Taxes to Consolidated adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Third Quarter		Nine Months
	2008	2007	2008	2007
(Thousands of U.S. dollars) (Unaudited)	$	$	$	$

Income from Continuing Operations before Income Taxes	$198,897	$56,309	$468,130	$214,012

Pre-tax reconciling items:
Interest expense	11,124	10,697	33,764	30,421
Interest (income)	(1,494)	(2,380)	(4,407)	(5,535)
Manufacturing rationalization/reorganization expenses — cost of products sold	333	5,382	2,575	27,945
Manufacturing rationalization/reorganization expenses — SG&A	(369)	852	1,690	2,831
(Gain) loss on divestiture	—	152	(8)	468
Impairment and restructuring	3,330	11,840	8,013	32,870
Special items — other expense (income)	558	(983)	(19,987)	(3,355)

Consolidated adjusted earnings before interest and taxes (EBIT)	$212,379	$81,869	$489,770	$299,657

Steel Group adjusted earnings before interest and taxes (EBIT)	(133,802)	(52,278)	(267,499)	(183,692)
Unallocated corporate expense	19,039	14,370	54,767	48,124
Intergroup eliminations expense (income)	1,224	279	5,409	1,770

Total Bearings and Power Transmission Group adjusted earnings before interest and taxes (EBIT)	$98,840	$44,240	$282,447	$165,859

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Dollars in thousands) (Unaudited)	Sept. 30, 2008	Dec. 31, 2007

Short-term debt	$217,313	$142,568
Long-term debt	521,896	580,587

Total Debt	739,209	723,155
Less: Cash and cash equivalents	(94,709)	(30,144)

Net Debt	$644,500	$693,011

Shareholders’ equity	$2,206,702	$1,960,669

Ratio of Total Debt to Capital	25.1%	26.9%
Ratio of Net Debt to Capital (Leverage)	22.6%	26.1%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as total debt plus shareholder’s equity.
Management believes Net Debt is more indicative of Timken’s financial position, due to the amount of cash and cash equivalents.

CONDENSED CONSOLIDATED BALANCE SHEET	Sept. 30,	Dec 31,
(Dollars in thousands) (Unaudited)	2008	2007

ASSETS
Cash & cash equivalents	$94,709	$30,144
Accounts receivable	814,702	748,483
Inventories	1,297,928	1,087,712
Other current assets	169,993	178,912

Total Current Assets	2,377,332	2,045,251
Property, plant & equipment	1,733,445	1,722,081
Goodwill	273,474	271,784
Other assets	322,868	340,121

Total Assets	$4,707,119	$4,379,237

LIABILITIES
Accounts payable & other liabilities	$535,693	$528,052
Short-term debt	217,313	142,568
Income taxes	61,239	21,787
Accrued expenses	240,650	212,015

Total Current Liabilities	1,054,895	904,422
Long-term debt	521,896	580,587
Accrued pension cost	145,619	169,364
Accrued postretirement benefits cost	656,932	662,379
Other non-current liabilities	121,075	101,816

Total Liabilities	2,500,417	2,418,568

SHAREHOLDERS’ EQUITY	2,206,702	1,960,669

Total Liabilities and Shareholders’ Equity	$4,707,119	$4,379,237

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended		For the nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
(Dollars in thousands) (Unaudited)	2008	2007	2008	2007

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$130,413	$41,243	$303,821	$171,763
Earnings from discontinued operations	—	—	—	(665)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,005	58,120	178,085	160,595
Pension and other postretirement expense	20,539	30,321	64,479	90,792
Pension and other postretirement benefit payments	(15,340)	(40,440)	(57,121)	(138,984)
Accounts receivable	62,641	36,320	(70,152)	(39,937)
Inventories	(101,877)	(23,248)	(222,560)	(34,766)
Accounts payable and accrued expenses	40,381	(14,741)	95,338	(38,084)
Other	16,947	7,981	6,174	14,800

Net Cash Provided by Operating Activities — Continuing Operations	214,709	95,556	298,064	185,514
Net Cash (Used) Provided by Operating Activities — Discontinued Operations	—	—	—	665

Net Cash Provided by Operating Activities	214,709	95,556	298,064	186,179
INVESTING ACTIVITIES
Capital expenditures	(58,851)	(71,395)	(186,298)	(196,374)
Other	5,928	1,638	34,063	13,595
Divestments	—	—	—	—
Acquisitions	(272)	—	(57,178)	(1,523)

Net Cash Used by Investing Activities	(53,195)	(69,757)	(209,413)	(184,302)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	(17,374)	(16,281)	(50,083)	(46,682)
Net proceeds from common share activity	1,171	6,342	16,879	36,987
Net borrowings (payments) on credit facilities	(106,678)	(7,006)	20,462	(14,859)

Net Cash (Used) Provided by Financing Activities	(122,881)	(16,945)	(12,742)	(24,554)
Effect of exchange rate changes on cash	(18,659)	5,574	(11,344)	9,372
Increase (Decrease) in Cash and Cash Equivalents	19,974	14,428	64,565	(13,305)
Cash and Cash Equivalents at Beginning of Period	74,735	73,339	30,144	101,072

Cash and Cash Equivalents at End of Period	$94,709	$87,767	$94,709	$87,767